Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
CRH Medical Corporation

We consent to the use of our report dated March 13, 2019, with respect to the consolidated financial statements of CRH Medical Corporation, which comprise the consolidated balance sheets as at December 31, 2018 and December 31, 2017, the consolidated statements of operations and comprehensive income, changes in equity and cash flows for each of the years in the two-year period ended December 31, 2018, and the related notes, incorporated herein by reference.

Our report on the consolidated financial statements referred to above contains an explanatory paragraph indicating the Company has changed its comprehensive basis of accounting from International Financial Reporting Standards as issued by the International Accounting Standards Board to U.S. generally accepted accounting principles effective with the preparation of the consolidated financial statements as of and for the year ended December 31, 2018.
Our report on the consolidated financial statements refers to a change in the accounting for revenue recognition in 2018 due to the adoption of ASC 606 – Revenue from Contracts with Customers.

/s/ KPMG LLP

Chartered Professional Accountants
April 8, 2019
Vancouver, Canada